Filed Pursuant to Rule 424(b)(3)

Registration No. 333-232104

PROSPECTUS

692,520 Shares

StarTek, Inc.

Common Stock

(par value, $0.01 per share)

This prospectus relates to the public offering, from time to time, by the stockholders of StarTek, Inc. listed in the section titled “Selling Stockholders” of up to 692,520 shares of our common stock.  All of the shares offered by this prospectus were originally issued by us in connection with a private placement that was consummated on May 17, 2019.

The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the securities when sold.  The shares covered by this prospectus represent approximately 1.80% of the total shares of common stock outstanding on June 8, 2019.  We will not receive any of the proceeds from the sales of the shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “SRT.’’  On June 18, 2019, the last reported sale price on the New York Stock Exchange for our common stock was $7.97 per share.

You should rely on only the information included in this prospectus or any supplement to this prospectus or incorporated by reference into this prospectus.  We have not authorized anyone else to provide you with different information.  Neither the delivery of this prospectus nor any sale of the shares of our common stock shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

An investment in these securities involves a high degree of risk.  You should carefully review ‘‘Risk Factors’’ beginning on page 3 for a discussion of certain matters you should consider when investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  It is a crime to make any representation to the contrary.

The date of this prospectus is June 19, 2019

STARTEK, INC.

References in this prospectus to “StarTek,” “we,” “us” or “our” refer to StarTek, Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

General

StarTek is a global business process outsourcing company that provides omnichannel customer interactions, technology back-office support solutions for some of the world’s most iconic brands in a variety of vertical markets. Operating under the Startek and Aegis brands, we help these large global companies connect emotionally with their customers, solve issues, and improve net promoter scores and other customer-facing performance metrics. Through consulting and analytics services, technology-led innovation, and engagement solutions powered by the science of dialogue, we deliver personalized experiences between our clients and their customers across every interaction channel and phase of the customer journey. Our solutions are supported by over 47,500 employees, delivering services from 58 locations in 13 countries on five continents. Each day, our customer experience experts work together to deliver customer experiences that are personal, meaningful, and true to our clients’ brand.

Our executive offices are located at Carrara Place, 4th Floor Suite 485, 6200 South Syracuse Way, Greenwood Village, Colorado 80111, and our telephone number is (303) 262-4500.

Recent Developments

For recent developments regarding StarTek, we refer you to our most recent and future filings under the Securities Exchange Act of 1934 and any prospectus supplements.

You should read the entire prospectus and the documents incorporated by reference into this prospectus, including the risk factors, financial data and related notes, before making an investment decision.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the following:

•                  certain statements, including possible or assumed future results of operations;

•                  any statements regarding the prospects for our business or any of our services;

•                  any statements preceded by, followed by or that include the words “may,” “will,” “should,” “seeks,” “believes,” “expects,” “anticipates,” “intends,” “continue,” “estimate,” “plans,” “future,” “targets,” “predicts,” “budgeted,” “projections,” “outlooks,” “attempts,” “is scheduled,” or similar expressions; and

•                  other statements regarding matters that are not historical facts.

Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and investors are cautioned not to place undue reliance on such statements.  All forward-looking statements herein speak only as of the date hereof, and we undertake no obligation to update any such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations and may adversely affect our business and results of operations include but are not limited to those items set forth in “Risk Factors” appearing and incorporated by reference in this prospectus.

RISK FACTORS

Investing in our common stock involves risks. Before deciding to invest in our common stock, please read carefully the risks and uncertainties described below and incorporated by reference in this prospectus or any prospectus supplement. These risks and uncertainties include those discussed in our Annual Report on Form 10-KT for the nine-month transition period ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 and which may be updated, supplemented or superseded by the risks and uncertainties described in the reports we subsequently file with the SEC. See “Where You Can Find More Information.” These risks are not the only risks that we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, may also become important factors that affect us. If any of the risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected which could cause our actual operating results to differ materially from those indicated or suggested by forward-looking statements made in this prospectus or our SEC filings.  In that case, the trading price of our common stock could decline and you could lose all or part of your investment. Please also see “Cautionary Statement Regarding Forward-Looking Statements” above.

The number of shares being registered for sale is significant in relation to our trading volume.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholders. These shares represent a large number of shares of our common stock, and if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

USE OF PROCEEDS

This prospectus relates to shares of our common stock being offered and sold for the account of the selling stockholders named in this prospectus.  All net proceeds from the sale of the shares will go to the selling stockholders.  We will not receive any proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

We have registered for resale a total of 692,520 shares of common stock covered by this prospectus on behalf of the selling stockholders. All of the shares offered by this prospectus were originally issued by us in connection with a private placement that was consummated on May 17, 2019.  In connection with such private placement, we entered into a registration rights agreement with each of the selling stockholders (the “Registration Rights Agreement”) and we are filing the registration statement of which this prospectus forms a part, pursuant to the provisions of such Registration Rights Agreement.

Subject to the terms and conditions of the Registration Rights Agreement, we agreed to file this registration statement and to keep this registration statement effective until the earlier of (i) the date that all of the shares become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the shares have been sold or otherwise disposed of pursuant to this registration statement or in a transaction in which the transferee receives freely tradable shares.

Based upon information provided to us by the selling stockholders, the following table sets forth the names of the selling stockholders, the number of shares of common stock owned prior to this offering and the percentage of our outstanding common stock which such shares represented on June 8, 2019, the number of shares registered by this prospectus and the number of shares of common stock that will be owned by each selling stockholder after the sale of the registered shares and the percentage of outstanding common stock which such shares represented on June 8, 2019, assuming all of the shares offered hereby are sold.   We do not know how long the selling stockholders will hold the shares before selling them or if they will sell them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

	Shares Beneficially Owned Prior to the Offering		Maximum Number of Shares being	Shares Beneficially Owned After Completion of the Offering
Name	Number	Percent	Offered	Number	Percent
CSP Alpha Holdings Parent Pte Ltd. (1)	21,235,032	55.25%	100,267	21,134,765	55.0%
Advance Crest Investments Limited (1)	274,064.71%		274,064	0	0%
Clayton Capital Appreciation Fund, L.P.	872,298	2.27%	100,267	772,031	2.0%
Omar A. Samalot and Michelle E. Sebastian, as Joint Tenants With Rights of Survivorship	192,175.50%		117,000	75,175.2%
Mark T. Lindee	844,600	2.20%	67,500	777,100	2.0%
The Lebowitz Family Trust Dated October 7, 1986, Trustees Steven D. Lebowitz and Deborah Paul Lebowitz	2,204,043	5.73%	33,422	2,170,621	5.6%

(1)  CSP Alpha Holdings Parent Pte Ltd. (“CSP Alpha Holdings”) is the holder of a majority of the issued and outstanding common stock of StarTek and has designated a majority of the members of the Board of

Directors of StarTek. Advance Crest Investments Limited is controlled by Bharat Rao and Mukesh Sharda, each of whom were appointed to serve as directors of the Company by CSP Alpha Holdings.  The stock purchase agreement for the private placement and the transactions contemplated thereby were approved by the Audit Committee of the Company’s Board of Directors, which is comprised exclusively of independent directors unaffiliated with CSP Alpha Holdings.

We have registered the shares of common stock to permit the selling stockholders (and certain  successors-in-interest and assigns that receive shares from a selling stockholder after the date of this prospectus pursuant to the terms and conditions in the Registration Rights Agreement) to resell the shares when they deem appropriate.  This prospectus also covers any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

We are registering the shares offered under this prospectus on behalf of the selling stockholders.  All costs, expenses and fees in connection with the registration of shares offered hereby will be borne by us pursuant to the Registration Rights Agreement described above.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

Sales of shares may be effected by the selling stockholders (and certain  successors-in-interest and assigns that receive shares from a selling stockholder after the date of this prospectus pursuant to the terms and conditions in the Registration Rights Agreement) (all of whom may be selling stockholders).  Selling stockholders may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•                  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•                  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                  privately negotiated transactions;

•                  short sales;

•                  through the writing of options on the securities, whether or not the options are listed on an options exchange;

•                  through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•                  one or more underwritten offerings on a firm commitment or best efforts basis; and

•                  any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift.  We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

Brokers, dealers or underwriters may act as principals or as agents of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per  share.  If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price.  Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.  Provided a selling stockholder meets the criteria and conforms to the requirements of Rule 144 under the Securities Act of 1933, a selling stockholder may also sell the shares in accordance with Rule 144 rather than pursuant to this prospectus.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers.  A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.  A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

Because each selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933, each selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933.  We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers,

dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement.  Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933.  That supplement will disclose:

•                  the name of the selling stockholder and of the participating broker-dealer(s);

•                  the number of shares involved;

•                  the price at which such shares were sold;

•                  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•                  whether such broker-dealer(s) conducted any investigation to verify the information set out or incorporated by reference in this prospectus; and

•                  other facts material to the transaction.

The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including Regulation M.  This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person.  The anti-manipulation rules under the Securities Exchange Act of 1934 apply to sales of shares in the market and to activities of the selling stockholders and their respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution.  These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the shares.

StarTek has agreed to indemnify the selling stockholders and their affiliates, and each underwriter of securities included in this Registration Statement, against certain liabilities, including liabilities under the Securities Act of 1933.  The selling stockholders have agreed to indemnify and hold harmless StarTek, each of its directors and officers, each underwriter of the securities included in this Registration Statement, each person who controls StarTek or such underwriter, and each other selling stockholder, and  each person controlling such other selling stockholder, against certain liabilities, including liabilities arising under the Securities Act of 1933.

Subject to the terms and conditions of the Registration Rights Agreement, we agreed to file this registration statement and to keep this registration statement effective until the earlier of (i) the date that all of the shares become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the shares have been sold or otherwise disposed of pursuant to this registration statement or in a transaction in which the transferee receives freely tradable shares.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.  Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

The SEC allows us to ‘‘incorporate by reference’’ into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file with the SEC will automatically update and supersede the information in this prospectus.

The Company hereby incorporates by reference in this Registration Statement the following documents:

(a)  The Company’s Annual Report on Form 10-KT for the nine-month transition period ended December 31, 2018;

(b)  The Company’s Quarterly Report on Form 10-Q for the three-months ended March 31, 2019;

(c) The Company’s Current Reports on Form 8-K (or Form 8-K/A, as the case may be), filed on January 7, 2019, March 1, 2019, March 14, 2019, March 22, 2019, March 27, 2019 and May 20, 2019 (other than documents or portions of those documents deemed to be furnished but not filed); and

(d) The description of the Company’s common stock, par value $0.01 per share, contained in the Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all other reports and documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (except for portions of the Company’s current reports furnished, as opposed to filed, on Form 8-K), and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

StarTek, Inc.

Carrara Place

4th Floor Suite 485

6200 South Syracuse Way

Greenwood Village Co 80111

Attention: Doug Tackett, Global Chief Legal and Compliance & Secretary

Telephone: (303) 262-4500

You may also access certain of the documents incorporated by reference in this prospectus through our website at www.startek.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus.

LEGAL MATTERS

Sherman & Howard L.L.C. has passed upon the validity of the common stock offered by this prospectus.

EXPERTS

The audited consolidated financial statements of StarTek, Inc. for the year ended March 31, 2018, which comprise of consolidated financial statements of CSP Alpha Midco Pte. Limited (Successor) for the period from November 22, 2017 to March 31, 2018 and consolidated financial statements for ESM Holdings Limited (Predecessor) for the period from April 1, 2017 to November 21, 2017 and incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton India LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The remaining audited consolidated financial statements incorporated in this prospectus by reference from the StarTek Inc. Annual Report on Form 10-KT have been audited by Plante & Moran PLLC, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given its authority as experts in accounting and auditing.